CALLARI & SUMMERS
                               A Law Partnership
                          Costa Mesa, California 92626
                               Tel (714)371-4110
                               Fax (714)341-4001





                                                              Andrew C. Callari
                                                          ac@callarisummers.com

                                July 15th, 2004


VIA FACSIMILE ONLY
------------------
Chas Radovich
Biogentech Corp.
2445 McCabe Way, Suite 150
Irvine, California 92624

         Re:    BIOGENTECH CORP. VS. IBCG, ET AL.
                ---------------------------------
                Orange County Superior Court, Case No. BC313899


Dear Chas:

         As we discussed, I have finalized our Invoice No. 1041 for time spent between May 26, 2004 and today. Attached is a copy of Invoice 1041, which totals $5,901.83. Per my letter dated May 26, 2004, there was an outstanding balance on our Invoice Nos. 1003 and 1016 of $4,983.70. Thus, the total now due and owing is $10,885.53, as follows:

         Invoice No. 1003:  $ 3,916.25
         Invoice No. 1016:  $ 1,067.45
         Invoice No. 1041:  $ 5,901.83
         -----------------------------
         Total Due:         $10,885.53

         Please note that our time to achieve the default judgment was within the 10 to 20 hour estimate set forth in my May 26, 2004 letter. The total attorney time spent since May 26, 2004 was 18.9 hours, including the 4.6 hours spent attending the hearing on June 24, 2004.

         We agreed this morning to have a discussion this afternoon about how the outstanding balance will be paid. Please note that there may be additional charges from the attorney service for their numerous trips to the court which have not yet been invoiced to us.

                                       Very truly yours,


                                       Andrew C. Callari